Exhibit 3.3

Certificate of Incorporation on change of name I hereby certify that AGUONO LIMITED being an existing private company to which section 58 of the Companies Act 2014 applies having, by a Special Resolution of the Company, and with the approval of the Registrar of Companies, changed its name, is now (pending conversion pursuant to Chapter 6 of Part 2 of the Companies Act 2014) incorporated as an existing private company within the meaning of section 58(1 0) of the Companies Act 2014 under the name ARALEZ PHARMACEUTICALS LIMITED and I have entered such name on the Register accordingly. Given under my hand at Dublin, this Tuesday, the 16th day of June, 2015 for Registrar of Companies